UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 30, 2009

POLYPORE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-32266	43-2049334
(Commission File Number)	(IRS Employer Identification No.)

11430 North Community House Road, Suite 350, Charlotte, North Carolina	28277
(Address of Principal Executive Offices)	(Zip Code)

(704) 587-8409

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.              Results of Operations and Financial Condition.

On November 4, 2009, Polypore International, Inc. (“Polypore”) issued a press release announcing its financial results for the third quarter ended October 3, 2009.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Polypore will host a conference call to discuss these financial results at 9:00 a.m. Eastern Time on Thursday, November 5, 2009.  By press release dated October 5, 2009, the public was invited to listen to the conference call by live webcast accessed through the Investor Relations area of Polypore’s website at http://investor.polypore.net/.  A replay of the call will be available through November 19, 2009 by telephone at (303) 590-3030, access number 4167916.  The call will also be archived for 30 days at http://investor.polypore.net/.

Item 2.05.              Costs Associated with Exit or Disposal Activities.

The North American market for lead-acid battery separators has significant excess capacity and a highly consolidated customer base. To that end, on October 30, 2009, Polypore’s Board of Directors approved the implementation of a restructuring plan in the fourth quarter of 2009 to better align lead-acid battery separator capacity with current and projected North American demand. The plan includes idling production capacity and reducing headcount at its manufacturing facility in Owensboro, Kentucky.

The current estimated cost of the plan is expected to be in the range of $24.0 million to $31.0 million, including estimated cash charges of $5.0 million to $8.0 million for severance and other costs and an estimated non-cash impairment charge of $19.0 million to $23.0 million for buildings and equipment.  Polypore expects to implement the plan and record an estimated restructuring charge of $19.0 million to $24.0 million in the fourth quarter of 2009, with the remainder of the restructuring charges expected to be recognized over the next three years.  Cash payments are expected to be paid over the next three years beginning in 2010.

The timing, scope and costs of these planned restructuring actions are subject to change as Polypore implements the plan and continues to evaluate its business needs and costs.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits .

Exhibit No.	Description

99.1	Press Release of Polypore International, Inc., dated November 4, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYPORE INTERNATIONAL, INC.
(Registrant)

Date: November 4, 2009	By:	/s/ Lynn Amos
Lynn Amos
Chief Financial Officer